                                                               Exhibit (d)(3)(v)

                        NESTEGG CAPITAL PRESERVATION FUND
                                NESTEGG 2010 FUND
                                NESTEGG 2020 FUND
                                NESTEGG 2030 FUND
                                NESTEGG 2040 FUND
                  A SERIES OF AMERICAN INDEPENDENCE FUNDS TRUST


                              SUB-ADVISORY CONTRACT

                                OCTOBER 28, 2002


La Jolla Economics, Inc.
7608 La Jolla Boulevard
La Jolla CA, 92037.


Dear Sirs:

           Each of the NestEgg Funds listed above and on Appendix A (a "Fund") is an investment portfolio of American Independence Funds Trust (the "Trust"), an open-end management investment company, which was organized as a business trust under the laws of the State of Delaware. The Trust's shares of beneficial interest may be classified into series in which each series represents the entire undivided interests of a separate portfolio of assets. This Sub-Advisory Contract regards certain services to be provided in connection with the management of the Fund, on whose behalf INTRUST Financial Services, Inc. (the "Adviser") enters into this Contract.

           The Trustees of the Trust have selected the Adviser to provide overall investment advice and management for the Fund and to provide certain other services, under the terms and conditions provided in the Advisory Contract between the Trust and the Adviser (the "Advisory Contract"). The Adviser and the Trustees have selected La Jolla Economics, Inc. (the "Sub-Adviser") to provide the Adviser and the Fund with the advice and services set forth below, either directly or through its delegate, and the Sub-Adviser is willing to provide the Adviser and the Fund with the advice and services, subject to the review of the Trustees and overall supervision of the Adviser, under the terms and conditions hereinafter set forth. Accordingly, the Adviser agrees with the Sub-Adviser as follows:

           1. DEFINITIONS AND DELIVERY OF DOCUMENTS. All references herein to this Contract shall be deemed to be references to this Contract as it may from time to time be amended. The Trust engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions specified in the Trust's declaration of Trust, dated January 26, 1996 (the "Declaration of Trust"), and the currently effective Prospectus (the "Prospectus") relating to the Fund included in the Trust's Registration Statement, as amended from time to time

(the "Registration Statement"), filed by the Trust under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933 (the "1933 Act"). Copies of the documents referred to in the preceding sentence have been furnished to the Sub-Adviser. Any amendments to those documents shall be furnished to the Sub-Adviser promptly.


           2. REPRESENTATIONS. The Sub-Adviser is registered with the Securities and Exchange Commission (the "SEC") as an investment adviser pursuant to Section 203 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and agrees to maintain such registration during the term of this agreement.

           3.  SUB-ADVISORY SERVICES.

               (i) The Sub-Adviser shall act as sub-adviser under the terms of this Contract and will use its best efforts to provide to the Fund a continuing and suitable investment research and analysis related to the Fund's equity investment style strategy consistent with the investment policies, objectives and restrictions of the Fund, as set forth in the Trust's Declaration of Trust, the Registration Statement, the applicable law and provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, subject to policy decisions adopted by the Trust's Board of Trustees, and will take any such actions as it may in its opinion deem necessary or desirable for or incidental to any such purposes.

               (ii) The Sub-Adviser will also, at its own expense, furnish the Adviser with a monthly commentary and a quarterly report concerning market overview and equity allocation service;

               (iii) No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment, transfer, assignment, sale, hypothecation or pledge of this Contract shall be effective until approved by
(a) the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Adviser, of the Sub-Adviser or of the Trust (other than as Trustees), cast in person at a meeting called for the purpose of voting on such approval, and (b) a majority of the outstanding voting securities of the Fund; provided, however, that the approval required in subsection (a) above, shall be evidenced by a resolution of the entire Board of Trustees and of the Trustees who are not interested persons of the Adviser, of the Sub-Adviser or of the Trust (other than as Trustees); and provided further that such resolutions shall be sent to the Sub-Adviser by facsimile and confirmed in writing by letter.

               (iv) All transactions in Investments shall be subject to the rules, regulations and customs of the exchange or market and/or clearing house through which the transactions are executed and to all Applicable Law, and, if there is any conflict between any such rules, customs, law and the provisions of this Contract the former shall prevail.

               (v) The Sub-Adviser may not, without specific instruction in writing (and compliance with applicable policies and restrictions of the Fund set forth in its Registration Statement), borrow on the Fund or Adviser's behalf or commit the Fund or Adviser to a contract.

               (vi) The Sub-Adviser has the right under this Contract to act for more than one client collectively (including the Adviser) in any one transaction or series of transactions without prior reference to the Adviser.


           4.  THE SUB-ADVISER.


               (i) The Sub-Adviser shall not knowingly recommend that the Fund purchase, sell or retain securities of any issue in which the Sub-Adviser or any of its affiliated persons has a financial interest, except in instances in which the Sub-Adviser fully discloses in writing to the Adviser the nature of its financial interest prior to purchase, sale or retention. It shall be the duty of the Adviser to notify the Trustees of the Fund of these financial interests.

               (ii) The Adviser authorizes the Sub-Adviser to disclose any information which it may be required to disclose under this Contract, the Applicable Law, the rules and regulations of the SEC or of any market on which an Investment is acquired.

               (iii) Nothing herein contained shall prevent the Sub-Adviser or any of its affiliated persons or associates from engaging in any other business or from acting as investment adviser or Sub-Adviser for any other person or entity, whether or not having investment policies similar to the Fund.

               (iv) The Sub-Adviser will pay the cost of maintaining the staff and personnel necessary for it to perform its obligations under this Contract, the expenses of office rent, telephone and other facilities it is obligated to provide in order to perform the services specified in Sections 3 and 4 and any other expenses incurred by it in connection with the performance of its duties hereunder, including, but not limited to, attendance in person at a minimum of one meeting each year with the Board of Trustees of the Trust and the Adviser.

               (v) The Sub-Adviser will not be required to pay any expenses which this Contract does not expressly state shall be payable by it. In particular, and without limiting the generality of the foregoing but subject to the provisions of Section 4(vii), the Sub-Adviser will not be required to pay;

                      (a) the compensation and expenses of Trustees of the Trust, and of independent advisers, independent contractors, consultants, managers, and other agents employed by the Trust other than through the Sub-Adviser;

                      (b) legal, accounting and auditing fees and expenses of the Fund;

                      (c) the fees or disbursements of the custodian, the transfer agent and the dividend disbursing agent;

                      (d) stamp and other duties, taxes, impositions, governmental fees, and fiscal charges of any nature whatsoever, assessed against the Fund's assets and payable by the Trust;

                      (e) the cost of preparing and mailing dividends, distributions, reports, notices and proxy materials to shareholders, except that the Sub-Adviser shall bear the costs of providing the services referred to in Sections 3 and 4;

                      (f)    brokers' commissions and underwriting fees; and

                      (g) the expense of periodic calculations of the net asset value of the Fund's shares.

           5.  Limitation of Liability.

               (a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Adviser, the Trust or the Fund in connection with the matters to which Agreement relates, except that Sub-Adviser shall be liable to the Adviser for a loss resulting from a breach of fiduciary duty by Sub-Adviser under the 1940 Act and other Rules with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement. The Sub-Adviser shall indemnify and hold harmless the Investment Adviser, the Trust, the Fund, their Trustees, officers and shareholders, from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) which arise or result from the Sub-Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Sub-Adviser's reckless disregard of its obligations or duties under this Agreement. In no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Sub-Adviser by the Adviser.

               (b) The Adviser shall be responsible at all times for supervising the Sub-Adviser, and this Agreement does not in any way limit the duties and responsibilities that the Adviser has agreed to under the Advisory Agreement.

           6.  FURTHER PROVISIONS.

               (i) The Sub-Adviser enters into this Contract for itself. The Adviser includes the Adviser's successors in title or personal representatives as the case may be.

               (ii) This Contract shall automatically terminate in the event of its assignment or upon the termination of the Advisory Contract with the Fund, and the Adviser shall immediately notify the Sub-Adviser of such termination. No assignment of this Contract shall be made by the Sub-Adviser without the consent of the Adviser.

               (iii) If any provision of this Contract is or becomes invalid or contravenes any applicable law, the remaining provisions shall remain in full force and effect.

           7.  CLIENT MONEY AND CUSTODY.

           The Sub-Adviser will not hold any client money on behalf of the Adviser.

           The Sub-Adviser shall not be the registered holder, or custodian, of Investments or documents of title relating thereto.

           8. INSTRUCTIONS AND COMMUNICATIONS. Instructions may be given by the Adviser in writing (by letter or facsimile or telex with correct answer-back) or by telephone unless it is required under an express provision of this Contract for instructions to be given in writing. The Adviser shall give written instructions to the Sub-Adviser at the Sub-Adviser's Registered Office. The Sub-Adviser shall communicate with the Adviser in writing or by telephone except when it is required to communicate in writing (by letter or facsimile or telex with correct answer-back) either under this Contract or in accordance with applicable law. The Sub-Adviser shall be required to communicate instructions in the form of trade tickets by facsimile in accordance with Section 3(ii)(e) hereof. The Sub-Adviser shall communicate with the Adviser at the Adviser's address last notified to the Sub-Adviser.

           9. FEES AND EXPENSES. In consideration of the services to be rendered, facilities furnished and expenses paid or assumed by the Sub-Adviser under this Contract, the Adviser shall pay the Sub-Adviser a monthly fee at the annual rate included in Appendix A.

           If the fees payable to the Sub-Adviser pursuant to this paragraph 8 begin to accrue before the end of any month or if this Contract terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of the Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value.

           Notwithstanding the foregoing, if, after consultation with the Sub-Adviser, the Adviser determines to waive any part of the fee paid to it by the Fund, the fee paid to the Sub-Adviser hereunder may be reduced proportionately.

           10. FORCE MAJEURE. The Sub-Adviser shall not be in breach of this Contract if there is any total or partial failure of performance of its duties and obligations occasioned by any act of God, fire, act of government or state, war, civil commotion, insurrection, embargo, inability to communicate with market makers for whatever reason, failure of any computer dealing system, prevention from or hindrance in obtaining any raw materials, energy or other supplies, labor disputes of whatever nature or any other reason (whether or not similar in kind to any of the above) beyond the Sub-Adviser's control, provided the Sub-Adviser has made every reasonable effort to overcome such difficulties.

           11. NO PARTNERSHIP OR JOINT VENTURE. The Trust, the Adviser and the Sub-Adviser are not partners of or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint ventures or impose any liability as such on any of them.

           12. TERMINATION.

               (i) This Contract shall become effective upon the above date, and shall thereafter continue in effect; provided that this Contract shall continue in effect for a period of more than two years only as so long as the continuance is specifically approved at least annually by (a) a majority of the Trustees of the Trust who are not interested persons of the Adviser, the Sub-Adviser or the Trust (other than as Trustees), cast in person at meeting called for the purpose of voting on such approval, and (b) either (i) the Trustees of the Trust, or (ii) a majority of the outstanding voting securities of the Fund. This Contract may, on 60 days' written notice, be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by vote of a majority of the outstanding voting securities of the Trust, by the Adviser or by the Sub-Adviser. Termination shall not affect any action taken by the Sub-Adviser permitted under this Contract prior to the date of termination or any warranty or indemnity given by the Adviser under this Contract or implied by law.

               (ii) On termination by either party the Sub-Adviser shall be entitled to receive from the Adviser all fees, costs, charges and expenses accrued or incurred under this Contract up to the date of termination including any additional expenses or losses necessarily incurred in settling outstanding obligations or terminating this Contract, whether they occur before or after the date of termination.

               (iii) If the Adviser terminates this Contract, it shall be subject to a proportion of the annual fee corresponding to the proportion of the year that has expired when this Contract is terminated.

           13. CAPTIONS. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Contract may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           14. GOVERNING LAW. This Contract shall be construed in accordance with laws of the State of New York and the applicable provision for the Investment Company Act of 1940, as amended (the "1940 Act") and the Advisers Act. As used herein the Terms "affiliated person", "assignment", "interested person", and "vote of majority of the outstanding voting securities" shall have the meaning set forth in the 1940 Act.

           15. PERSONAL LIABILITY. The Trust's Declaration of Trust is on file with the Secretary of State of the State of Delaware. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employee or agents of the Trust, but only the Trust's property shall be bound.



                                                Yours very truly,

                                                INTRUST Financial Services, Inc.



                                                By: ____________________________
                                                Title:
The foregoing Contract
   is hereby agreed to as
   of the date hereof

By: _________________________
Title:  President

SCHEDULE A


        Fees payable to the Sub-Adviser pursuant to paragraph 8 hereof shall be at the following annual rates for each Fund:

FUND                                         PERCENTAGE OF AVERAGE NET ASSETS
NESTEGG CAPITAL PRESERVATION FUND                         0.02%
NESTEGG 2010 FUND                                         0.02%
NESTEGG 2020 FUND                                         0.02%
NESTEGG 2030 FUND                                         0.02%
NESTEGG 2040 FUND                                         0.02%

        The management fee shall be accrued and paid to the Sub-Adviser as provided in Section 9.